Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), made this 11th day of March 2009, is entered into by Capital One Financial Corporation, a Delaware corporation, with its principal place of business at 1680 Capital One Drive, McLean, Virginia together with its subsidiaries and affiliates, (the “Company” or “Capital One”), and [EXECUTIVE] (the “Executive”).

The Company desires to continue to employ the Executive, and the Executive desires to continue to be employed by the Company, in each case, on the terms and conditions set forth in this Agreement. In consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties agree as follows:

1. Effective Date and Coverage.

1.1 Effective Date. This Agreement shall be effective as of March 11, 2009 (the “Effective Date”).

1.2 Coverage. For purposes of this Agreement, “Capital One” or “the Company” shall mean Capital One Financial Corporation along with its direct and indirect affiliates and subsidiaries.

2. Term of Employment. The Company hereby agrees to continue to employ the Executive, and the Executive hereby accepts continued employment with the Company, upon the terms set forth in this Agreement. The term of employment under this Agreement shall be for the period (the “Employment Period”) commencing on the Effective Date and continuing until the earliest of (a) February 29, 2012, (b) the date on which the Company and its executives are no longer subject to the provisions of Section 111(b) of the Emergency Economic Stabilization Act of 2008, as amended and in effect as of the Effective Date (“EESA”) and any similar or successor statute or regulation, as each may be amended from time to time, or (c) the date on which the Executive’s employment is terminated by either party in accordance with the provisions of Section 5 of this Agreement.

3. Capacity. The Executive shall initially serve as a member of the Executive Committee of the Company. The Executive hereby agrees to undertake the duties and responsibilities inherent in such position and such other duties and responsibilities as the Company’s Board of Directors (the “Board”) or the Company’s Chief Executive Officer (the “CEO”) shall from time to time reasonably assign to the Executive. The Executive agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company (including, without limitation, the Capital One Financial Corporation Code of Business Conduct and Ethics and the provisions therein regarding conflicts of interest) and any changes thereto which may be adopted from time to time by the Company. Excluding any periods of vacation and sick or similar leave to which the Executive is entitled under the Company’s health, welfare and other benefits programs, the Executive agrees to devote the Executive’s entire business time, attention and energies to the business and interests of the Company during the Employment Period.

4. Compensation and Benefits.

4.1 Salary. Effective March 16, 2009 (the “Initial Salary Date”) and during the Employment Period, the Company shall pay the Executive, in periodic installments in accordance with the Company’s customary payroll practices, an annual salary (the “Salary”) at a rate of no less than         .        % of the total compensation paid to the Executive with respect to 2008; provided, that:

(a) only for the period beginning on the Initial Salary Date and ending December 31, 2009, the Salary shall be payable at a rate such that the total of (i) any salary paid to the Executive for the period beginning on January 1, 2009, and ending on the day immediately prior to the Initial Salary Date and (ii) any salary paid to the Executive for the period beginning on the Initial Salary Date and ending December 31, 2009, shall equal the Salary (or the pro rata portion thereof reflecting any period during which the Executive is not employed by the Company);

(b) the Salary shall automatically adjust pro rata to reflect any change in the Executive’s full-time or part-time work schedule; and

(c) during the Employment Period, the Executive’s Salary may be increased (but not decreased) by the independent members of the Board (the “Independent Directors”) from time to time pursuant to the Company’s normal performance review policies and practices for senior executives.

4.2 Incentives. During the Employment Period, the Executive will be eligible to earn annual incentives and long-term incentives under applicable Company plans or policies, as such plans or policies may be amended from time to time. Without limiting the generality of the forgoing and to the maximum extent permissible under the standards required to be promulgated by the U.S. Department of the Treasury (the “Treasury”) to implement Section 111(b)(3)(D)(i) of EESA (the “Restricted Stock Standards”), with respect to each fiscal year of the Company ending during the Employment Period, the Executive shall, subject to the determination of the Independent Directors, in their sole discretion, of the achievement of corporate and/or individual performance criteria established in good faith by the Independent Directors, be eligible to receive an annual incentive compensation award in an amount ranging from 0% to up to 50% of the Executive’s Salary for such fiscal year, which incentive compensation shall be payable in such form as determined by the Independent Directors, in their sole discretion, including in the form of restricted stock awards under Capital One’s 2004 Stock Incentive Plan, as amended and restated, or any successor plan. Such shares of restricted stock, if any, shall vest under the following terms and conditions:

(a) on the later of (i) the first, second and third anniversaries of the date of grant, in equal installments on each such anniversary, or (ii) the date on which all of the Company’s obligations to the U.S. federal government arising from financial assistance provided to the Company under Treasury’s Troubled Asset Relief Program (“TARP”) under EESA are redeemed or repaid (other than any warrants to acquire the Company’s common stock);

(b) to the extent permitted under the Restricted Stock Standards, according to any additional provisions that are no less favorable to the Executive than the vesting provisions of the restricted stock awards granted on January 29, 2009, to executives similarly situated in the Company’s executive organization structure, including those provisions related to vesting upon death, Disability, Retirement or Change of Control (each as defined in the Corporation’s 2004 Stock Incentive Plan, as amended); and

(c) if the Executive’s employment is terminated for any reason (other than due to death, Disability or Retirement, in connection with a Change of Control, or for cause) during the Employment Period, then the portion of any such award that would have vested under paragraph (a)(i) or (b) above but for subclause (a)(ii) will remain outstanding and continue to vest according to paragraph (a)(i) or (b), as appropriate.

For purpose of this Agreement and to the extent permissible under the Restricted Stock Standards, the term “restricted stock” shall refer to units and/or shares of the Corporation’s common stock, in each case subject to vesting or transferability restrictions pursuant to this Agreement.

4.3 Benefits and Perquisites. During the Employment Period, the Executive will be eligible to participate in Company benefits and perquisites commensurate with those typically made available to similarly situated executives of the Company under applicable plans or policies of the Company, as such plans or policies are amended herein and may be amended from time to time, to the extent that the Executive’s position, tenure, salary, age, and other qualifications make the Executive eligible to participate.

4.4 Reimbursement of Expenses. During the Employment Period, the Company shall reimburse the Executive for all reasonable travel, entertainment and other expenses incurred or paid by the Executive in connection with, or related to, the performance of the Executive’s duties, responsibilities or services under this Agreement, in accordance with policies and procedures, and subject to limitations, adopted by the Company from time to time.

4.5 Withholding. All salary and other compensation payable to the Executive shall be subject to applicable taxes, and Capital One may withhold from any amounts payable to the Executive hereunder all federal, state, local or other taxes that it may reasonably determine are required or advisable to be withheld pursuant to any applicable law or regulation.

5. Termination of Employment. The Employment Period and the employment of the Executive by the Company pursuant to this Agreement shall terminate on the day any of the following occur (the “Termination Date”):

5.1 By the Company. At the election of the Company, for any reason, immediately upon written notice to the Executive.

5.2 By the Executive. At the election of the Executive, for any reason, immediately upon written notice to the Company.

5.3 Death or Disability. Upon the Executive’s death or Disability (as determined under the Company’s Employee Welfare Benefits Plan).

6. Payments in Connection with Termination of Employment. Following the Termination Date, if any, the Company’s only obligation shall be to pay to the Executive the compensation and benefits otherwise payable to the Executive under Section 4 earned or accrued through the Termination Date, or to which the Executive is otherwise entitled as of the Termination Date under the terms of any other compensation or benefit plan, agreement or arrangement with the Company (written or unwritten) (each a “Benefit Plan”), including but not limited to the Benefit Plans set forth on Appendix A hereto, except as and to the extent (a) such Benefit Plans are specifically amended herein or from time to time pursuant to normal Company practices, including any amendment referred to in Section 7.1 hereof, and (b) limited by the standards required to be promulgated by Treasury to implement Section 111(b) of EESA and applicable to the Executive, as determined in the sole discretion of the Independent Directors.

7. Amendment of Certain Benefit Plans.

7.1 Acknowledgement. The Executive acknowledges that EESA may require the Company to amend certain of its Benefits Plans to ensure compliance therewith from time to time, and that the Company may require the Executive’s consent thereto.

7.2 Adjustment of Certain Benefit Calculations. The Executive acknowledges that certain provisions regarding payments, eligibility and/or limitations contained in the Benefit Plans were designed to confer benefits based on the compensation amounts applicable to the Executive prior to the Effective Date and that the Executive and the Company do not intend for this Agreement to substantially change the level of such benefits. Accordingly, the Executive and the Company agree that:

(a) Notional Compensation. To the extent that any Benefit Plan provides for any payment by the Company to the Executive or an account established for the benefit of the Executive, or any eligibility for or limitations on the Executive’s participation in such Benefit Plan, based upon the Executive’s base salary or total cash compensation during the Employment Period or after any Termination Date, then such payments, eligibility or limitations under each of the Benefit Plans listed on Appendix A hereto (other than the Capital One Financial Corporation 2002 Associate Stock Purchase Plan) attributable to (i) “salary” shall be based on [    %] of the Executive’s Salary (the “Notional Salary”) and (ii) “bonus” or “annual cash incentive” shall be based on [    %] of the Executive’s Salary (the “Notional Bonus”) (with “total annual cash compensation” or any similar term equal to the sum of the Notional Salary and the Notional Bonus).

(b) Associate Stock Purchase Plan. Notwithstanding any provision to the contrary set forth in the Capital One Financial Corporation 2002 Associate Stock Purchase Plan (the “ASPP”) and solely during the Employment Period, the Executive agrees that the Executive’s regular and special payroll deductions to purchase shares of the Company’s common stock under the ASPP may be limited to an annual maximum amount upon notice from the Company to the Executive from time to time, and that the Company will automatically cease such payroll deductions for the applicable calendar year if the Executive meets or exceeds such maximum amount.

8. Miscellaneous.

8.1 Employment At-Will. The Company and Executive acknowledge and agree that each can terminate the employment relationship at any time, with or without prior notice, for any reason or for no reason. Executive has received no promise of continued employment or employment for any specific period of time except as set forth herein or pursuant to any agreement listed on Appendix A, and no employee of the Company, including without limitation the Company’s officers, has the authority to alter the at-will nature of the employment relationship except in a written employment contract signed by an authorized Company executive and by the Executive.

8.2 Notices. Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and delivered personally or sent by registered or certified mail, postage prepaid, addressed as follows (or if it is sent through any other method agreed upon by the parties):

If to the Employer:

Capital One Financial Corporation

1680 Capital One Drive

McLean, VA 22102-3491

Attention: General Counsel

                 Chief Human Resources Officer

If to the Executive: At the most recent address on file at the Company or to such other address as any party hereto may designate by notice to the other, and shall be deemed to have been given upon receipt.

8.3 Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to the subject matter of this Agreement, but, except as explicitly set forth in Section 6 and/or Section 7, does not amend, supersede or have any effect on any Benefit Plan in which the Executive participates or to which the Executive is a party as of the date hereof, including but not limited to the Benefit Plans set forth on Appendix A attached hereto.

8.4 Amendment. This Agreement may be amended or modified only by a written instrument signed by the party against whom or which enforcement of such waiver is sought.

8.5 Waivers. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

8.6 Successors and Assigns. This Agreement is binding on and is for the benefit of the Executive and the Company and their respective successors, heirs, executors, administrators and other legal representatives. Neither this Agreement nor any right or obligation hereunder may be assigned by the Executive. The Executive specifically consents to the assignment of this Agreement, and all rights of the Company contained in the Agreement to any successor or assign of the Company.

8.7 Governing Law. To ensure uniformity of the enforcement of this Agreement, and irrespective of the fact that either of the parties now is, or may become, a resident of a different state or country, this Agreement shall be governed by and construed in accordance with the laws of the headquarters of Capital One, the Commonwealth of Virginia, without regard to its principles of conflicts of law. Capital One and the Executive hereby consent and submit to the personal jurisdiction and venue of any state or federal court located in any city or county where Capital One has offices within the Commonwealth of Virginia for resolution of any and all claims, causes of action or disputes arising out of or related to this Agreement.

8.8 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

8.9 Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

8.10 Section 409A Compliance.

(a) The parties agree that this Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (“Section 409A”) or an exemption from Section 409A. The Company shall undertake to administer, interpret, and construe this Agreement in a manner that does not result in the imposition on the Executive of any additional tax, penalty, or interest under Section 409A. Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A.

(b) With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A of the Code, all such payments shall be made on or before the last day of calendar year following the calendar year in which the expense occurred.

8.11 Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby. If any provision of this Agreement or portion thereof is found by a Court of competent jurisdiction or other tribunal to be so broad so as to be unenforceable, such provision or portion thereof shall be interpreted to be only so broad as is enforceable.

8.12 Remedies. In the event a court or arbitration panel with final jurisdiction determines that the Company committed a breach of this Agreement entitling the Executive to an award of monetary damages, the Company agrees to indemnify the Executive for the Executive’s reasonable and appropriate legal fees incurred in connection with such court or arbitration proceedings.

[signature page follows]

THE EXECUTIVE ACKNOWLEDGES THAT THE EXECUTIVE HAS CAREFULLY READ

THIS AGREEMENT AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS

IN THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

CAPITAL ONE FINANCIAL CORPORATION

By:
Richard D. Fairbank Chairman and Chief Executive Officer
[EXECUTIVE]

Appendix A

Benefit Plans